MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA REPORTS FIRST QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended March 31, 2009, of $7,923,000, or $0.28 per diluted common share, as compared to net income available for common shareholders of $4,463,000, or $0.17 per diluted common share, for the first quarter of 2008. In the first quarter of 2009, Mid-America recorded total gains of $1,432,000 from the sale of Woodstream, a 304-unit property located in North Carolina; without this, net income available per diluted common share in the first quarter of 2009 would have been $0.23.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $30,725,000, or $1.01 per diluted share/unit, for the first quarter of 2009, as compared to $26,982,000, or $0.96 per diluted share/unit, for the same quarter of 2008, an increase of 5%.  First quarter 2009 FFO per diluted share/unit was $0.09 ahead of the mid-point of Mid-America’s initial guidance. A reconciliation of FFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of FFO can be found later in this release.

Highlights:
•	FFO performance of $1.01 per diluted share/unit is a record for any quarter in Mid-America’s fifteen-year history.
•
Physical occupancy for the same store portfolio ended the first quarter of 2009 at a strong 95.5%, almost equaling the first quarter record of 95.6% achieved in 2008, and a significant increase from 93.5% occupancy at year-end.

•	Same store resident turnover declined 7% in the first quarter of 2009 from the first quarter of 2008, and the number of residents moving out to purchase a house declined 31%.
•	Strong expense control continued with same store operating expenses down 0.4% versus prior year first quarter.
•	Same store net operating income, or NOI, performed better than planned, and decreased 1.1% over the same quarter in the prior year.
•	Mid-America sold one 25-year old property, Woodstream, in Greensboro, NC in the first quarter of 2009.
•	Mid-America completed the renovation and repositioning of 516 apartments in the first quarter of 2009 with rent increases averaging 9%.
•	Mid-America’s fixed charge coverage ratio reached a record 2.77 for the first quarter of 2009, up from 2.39 for the first quarter of 2008.
•	Mid-America’s balance sheet remains in a strong position with over $175 million of unused debt capacity available for new investments.

New Development: Completed Projects
St. Augustine II (124 apartments in Jacksonville, FL) was completed in the first quarter. 58 units were occupied at March 31, 2009.  Copper Ridge I (216 apartments in Dallas, TX) was completed in December, 2008, and an additional 45 units will be constructed beginning in the second quarter, with construction forecast to be completed by the end of 2009. 128 of the 216 units were occupied at March 31, 2009.

Property Redevelopment: Expanding and Generating Strong Investment Returns
Redevelopment of 516 apartment units was completed in the first quarter of 2009, at an average cost of $4,280 per unit, compared to 808 units redeveloped at $4,677 per unit for the first quarter of 2008. The average monthly rent increase achieved on the renovated apartments was $66 per apartment, representing a 9% increase from the average rent level of non-renovated apartments. The projected unleveraged IRR on the renovation program is 9%. Mid-America anticipates completing the redevelopment of approximately 2,000 apartments this year with a total investment of $9 million, including $1.7 million to be invested in high-return exterior projects.

Dispositions
As part of its long-term strategy of maintaining a portfolio of newer, high-quality properties, Mid-America completed the sale of Woodstream, a 25-year old property with 304 units in Greensboro, NC, on January 15, 2009, for $11.5 million. Two additional properties totaling 536 units with an average age of 30 years are currently planned for sale in 2009 at a total price of approximately $18 million. Riverhills, 96 units located in Grenada, MS, is under contract, with a closing now forecast for May. River Trace, 440 units located in Memphis, TN, is under contract with a closing scheduled for August. The blended cap rate for all three properties at the planned sales prices is 7.1%.

Operating Results: Stable Outlook
Eric Bolton, Chairman and Chief Executive Officer, said “Solid operating performance and record FFO results, in the face of weak employment conditions and a struggling economy, is evidence of Mid-America’s sound investment strategy, sophisticated operating platform and strong balance sheet.  While our markets are certainly not immune to the down-turn in the economy, we believe that as a result of our disciplined capital allocation practices, the high-quality and recurring nature of our revenue stream, and the conservative nature with which we have financed our business, Mid-America remains in a solid position.

“We expect the leasing environment will continue to be challenged throughout the year as a weak employment market weighs on the demand for apartment housing.  However, as a result of reduced resident turnover, a strengthened leasing platform and continued success in capturing more efficiency in property operations, we remain optimistic that we will not see a material deterioration in operating results.

“We expect the opportunity to create additional value for our shareholders through attractive new investments will increase, and we are poised with a solid balance sheet and available capacity to take advantage of such opportunities.”

Simon Wadsworth, Executive Vice President and Chief Financial Officer, said “Our results for the first quarter benefited from strong expense performance. 7% lower turnover helped to reduce repair and maintenance expense, and we had a number of other items, including a continuation of lower insurance costs that also contributed to the 0.4% decline in same store expenses in the first quarter of 2009 versus the same quarter of 2008. The favorable interest rate environment also benefited us, reducing our average interest rate for the first quarter of 2009 to 4.3%. Following the refinancing of the $38.3 million mortgage maturity on April 1, 2009, we still had $175 million of unused debt capacity, and no further debt maturities until 2011, except for our $50 million bank line in 2010. Our dividend coverage and fixed charge coverage were record levels.”

First Quarter 2009 Same Store Results: Strong Execution Drives Stable Performance

Percent Change From Three Months Ended March 31, 2008 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent
Primary	-1.2%	-0.1%	-2.0%	-0.3%	0.0%
Secondary	-1.6%	-0.6%	-2.3%	-0.1%	-0.2%

Operating Same Store	-1.4%	-0.4%	-2.2%	-0.2%	-0.2%
Total Same Store	-0.8%	-0.4%	-1.1%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

A reconciliation of NOI to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of NOI can be found later in this release.

Same store revenue growth for the first quarter of 2009 declined 0.8% compared to the first quarter of 2008, with ending physical occupancy of 95.5%, just 0.1% short of the record high first quarter of last year. Same store lease concessions declined by 52%, from 1.5% of net potential rent in the first quarter of 2008 to 0.7% in the first quarter of 2009. Effective rent per unit declined slightly by 0.2% in the first quarter of 2009 from the first quarter of 2008 and average effective rent per unit now stands at $735. Walk-in traffic increased by 7%, and applications increased by 20% in the first quarter of 2009 from the first quarter of 2008. Delinquency continued to be at modest levels, and was down to 0.1% of net potential rent in the first quarter of 2009 compared to 0.4% in the fourth quarter of 2008, but up from 0.04% in the first quarter of 2008. The number of move-ins increased by 7.4%. Unit turnover for the first quarter of 2009 declined on an annualized basis to 49.5% from 53.1% in 2008. The number of residents leaving to buy a house declined to 18.9% of move-outs in the first quarter of 2009 from 25.6% in the first quarter of 2008, and the number leaving us to rent a house increased modestly from 4.5% of move-outs in the first quarter of 2008 to 5.4% in the first quarter of 2009.

Same store property expenses for the first quarter of 2009 decreased by 0.4% compared to the prior year period. Repair and maintenance costs declined by 8% on fewer turns, property insurance costs dropped by 9%, and other expense areas also experienced reductions, including bonuses, marketing, and landscape costs. Real estate tax expense increased by 4.3% compared to the same quarter a year ago, reflecting expected value and rate increases during 2009.

NOI decreased by 1.1% in the first quarter of 2009 compared to the same quarter a year ago with continued solid performance in many of our markets, and especially Dallas, Houston, Little Rock, Columbus, GA, Savannah, and South Florida.

Excluded from the same store group are eight properties which are part of Mid-America’s redevelopment program, and which are going through an extensive renovation. The supplementary schedules contain a report of same store performance which includes this eight-property group.

Financing, Balance Sheet: Continued Strength and Flexibility
Mid-America’s fixed charge coverage continues to strengthen and was 2.77 for the first quarter of 2009, a record, compared to 2.39 for the same quarter a year ago, and above the apartment sector median. At quarter-end, debt was 51% of total gross assets, compared to 52% at March 31, 2008.

At the end of the first quarter of 2009, Mid-America had $48 million of cash on hand drawn from its Agency credit facilities mostly designated for the repayment of a $38.3 million mortgage that matured on April 1, 2009. The pay-off was completed on schedule, and is expected to generate approximately $0.02 per share of interest savings over the balance of the year. Following this pay-down, on April 1, 2009, Mid-America had $175 million of unused debt capacity available to borrow under its existing credit facilities. Mid-America has no additional debt maturities for the balance of 2009, and only its $50 million bank line of credit in 2010 which is expected to be renegotiated late this year.

On December 1, 2009, $65 million of Mid-America’s Fannie Mae credit facility, which is currently fixed at 7.7%, reverts to floating rate. Assuming that the rate is re-set using interest rate swaps, Mid-America anticipates annualized savings of approximately $0.08 per share.

In 2009, Mid-America’s total funding for development is forecast at $9 million, of which $5 million has been invested during the first quarter. The anticipated redevelopment expenditures for 2009 are $9 million, of which $2.6 million has been invested as of the end of the first quarter.

AFFO and Capital Expenditures
Recurring capital expenditures totaled $3.8 million for the first quarter of 2009, approximately $0.12 per diluted share/unit, resulting in AFFO of $0.88 per diluted share/unit compared to AFFO of $0.82 per diluted share/unit in the first quarter of last year. Total property capital expenditures on existing properties were $5.4 million, plus $2.6 million of expenditures on the redevelopment program.

Common Dividend: $2.46 Annual Rate
Mid-America declared a quarterly common dividend of $0.615 per share/unit payable on April 30, 2009, to holders of record on April 15, 2009.  This represents Mid-America’s 61st consecutive quarterly cash dividend to shareholders/unitholders.

2009 Forecast
Mid-America based its original 2009 forecast of FFO on a projection of national unemployment averaging 8% – 8½% for the year. Agency interest rates were projected at higher levels, and to trade closer to LIBOR. We now believe it is likely that national levels of unemployment will average 9% - 10% in 2009, and that interest rates will remain more favorable, with both of these having an impact on the balance of Mid-America’s 2009 forecast. While Mid-America’s regional markets have generally been more resilient to unemployment pressures than for the nation, management expects operating conditions for the balance of the year to be challenging. With favorable expense and interest rates trends mostly offsetting the impact of weaker job markets, Mid-America expects its FFO performance for all of 2009 to be $0.07 per diluted share/unit ahead of our original guidance.

Management now expects FFO per diluted share/unit for 2009 to be in a range of $3.47 to $3.67 per diluted share/unit compared to our prior guidance of $3.40 to $3.60. FFO per diluted share/unit for the second quarter of 2009 is expected to be $0.88 to $0.98, and for each of the third and fourth quarters $0.77 to $0.87.

Management now projects full-year same store NOI to decline 4% to 6%, compared to our prior forecast of 3% to 5%. Same store revenues are forecast to decline in a range of 1½% to 2½%, compared to our prior forecast of a decline of ½% to 1½%. Prior guidance of $75 million of wholly-owned acquisitions, $75 million of acquisitions in a joint venture, and $30 million of dispositions, still seems to be a reasonable projection for the year. The average interest rate for 2009 is projected at just over 4.4%, compared to the original forecast of 4.8%.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net.  Mid-America will host a conference call to further discuss first quarter results and 2009 prospects on Friday, May 8, 2009, at 9:15 AM Central Time.  The conference call-in number is 866-847-7859 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 42,252 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	inability to acquire funding through the capital markets;
•	inability to pay required distributions to maintain REIT status due to required debt payments;
•	changes in variable interest rates;
•	loss of hedge accounting treatment for interest rate swaps due to volatility in the financial markets;
•	unexpected capital needs;
•	significant disruption in the credit markets, including the inability of Fannie Mae and Freddie Mac to continue as major suppliers of debt financing for multi-family housing and for us;
•	increasing real estate taxes and insurance costs;
•	losses from catastrophes in excess of our insurance coverage;
•	inability to meet loan covenants;
•	inability to attract and retain qualified personnel,
•	failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
•	failure of development communities to lease-up as anticipated;
•	inability to timely dispose of assets;
•	potential liability for environmental contamination;
•	litigation and compliance costs associated with laws requiring access for disabled persons;
•	inability of a joint venture to perform as expected; and
•	the imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended
	March 31,
	2009	2008
Property revenues	$ 93,536	$ 90,721
Management and fee income, net	64	28
Property operating expenses	(38,231)	(36,902)
Depreciation	(23,585)	(21,916)
Property management expenses	(4,241)	(4,258)
General and administrative	(2,459)	(2,920)
Income from continuing operations before non-operating items	25,084	24,753
Interest and other non-property income	80	108
Interest expense	(14,229)	(16,205)
Gain on debt extinguishment	3	-
Amortization of deferred financing costs	(606)	(628)
Net casualty (loss) gains and other settlement proceeds	(144)	128
Loss on sale of non-depreciable assets	-	(3)
Income from continuing operations before
loss from real estate joint ventures	10,188	8,153
Loss from real estate joint ventures	(196)	(83)
Income from continuing operations	9,992	8,070
Discontinued operations:
Income from discontinued operations	421	200
Gains (loss) on sales of discontinued operations	1,432	(59)
Consolidated net income	11,845	8,211
Net income attributable to noncontrolling interests	(706)	(532)
Net income attributable to Mid-America Apartment Communities, Inc.	11,139	7,679
Preferred dividend distribution	(3,216)	(3,216)
Net income available for common shareholders	$ 7,923	$ 4,463

Weighted average common shares - Diluted	28,165	25,797
Net income per share available for common shareholders	$0.28	$0.17

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended
	March 31,
	2009	2008
Net income attributable to Mid-America Apartment Communities, Inc.	$ 11,139	$ 7,679
Depreciation of real estate assets	23,120	21,609
Net casualty loss (gains) and other settlement proceeds	144	(128)
Depreciation of real estate assets of discontinued operations (1)	-	352
(Gains) loss on sales of discontinued operations	(1,432)	59
Depreciation of real estate assets of real estate joint ventures	264	95
Preferred dividend distribution	(3,216)	(3,216)
Net income attributable to noncontrolling interests	706	532
Funds from operations	30,725	26,982
Recurring capital expenditures	(3,782)	(3,867)
Adjusted funds from operations	$ 26,943	$ 23,115

Weighted average common shares and units - Diluted	30,569	28,180
Funds from operations per share and unit - Diluted	$1.01	$0.96
Adjusted funds from operations per share and unit - Diluted	$0.88	$0.82

(1) Amounts represent depreciation expense prior to communities being classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		March 31,	December 31,
		2009	2008
Assets
Real estate assets
Land		$ 240,445	$ 240,426
Buildings and improvements		2,223,728	2,198,063
Furniture, fixtures and equipment		68,157	65,540
Capital improvements in progress		12,145	25,268
		2,544,475	2,529,297
Accumulated depreciation		(717,115)	(694,054)
		1,827,360	1,835,243
Land held for future development		1,306	1,306
Commercial properties, net		8,716	7,958
Investments in real estate joint ventures		6,699	6,824
Real estate assets, net		1,844,081	1,851,331
Cash and cash equivalents		47,666	9,426
Restricted cash		763	414
Deferred financing costs, net		15,210	15,681
Other assets		13,610	16,840
Goodwill		4,106	4,106
Assets held for sale		14,379	24,157
Total assets		$ 1,939,815	$ 1,921,955

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$ 1,354,246	$ 1,323,056
Accounts payable		1,448	1,234
Fair market value of interest rate swaps		71,275	76,961
Accrued expenses and other liabilities		63,380	66,982
Security deposits		8,994	8,705
Liabilities associated with assets held for sale		328	595
Total liabilities		1,499,671	1,477,533
Redeemable stock		1,588	1,805
Shareholders' equity
Series H cumulative redeemable preferred stock		62	62
Common stock		282	282
Additional paid-in capital		954,807	954,127
Accumulated distributions in excess of net income		(473,661)	(464,617)
Accumulated other comprehensive income		(67,754)	(72,885)
Total Mid-America Apartment Communities, Inc. shareholders' equity		413,736	416,969
Noncontrolling interest		24,820	25,648
Total equity		438,556	442,617
Total liabilities and shareholders' equity		$ 1,939,815	$ 1,921,955

SHARE AND UNIT DATA (in thousands)

	Three months ended
	March 31,
	2009	2008
NET INCOME SHARES
Weighted average common shares - Basic	28,085	25,628
Weighted average common shares - Diluted	28,165	25,797

FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	30,488	28,052
Weighted average common shares and units - Diluted	30,569	28,180

PERIOD END SHARES AND UNITS
Common shares at March 31,	28,221	26,141
Limited partnership units at March 31,	2,404	2,424
Outstanding options at March 31,	25	102
Unvested shares in share based plans at March 31,	122	142

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.  This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.  FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets.  Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures and the amount charged to retire preferred stock in excess of carrying values. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs.  EBITDA is a non-GAAP financial measure we use as a performance measure.  As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio
Apartment communities are generally added into our Same Store Portfolio the quarter following 12 months of ownership. In the case of newly developed apartment communities, or communities acquired in lease-up, they become part of the Same Store Portfolio beginning the first full quarter 12 months after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning in the next full quarter.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.